Exhibit 99.1

Press Release
Contact:	Louis.DiNardo@exar.com
510-668-7000

Exar Corporation

Appoints

Ryan A. Benton as SVP Finance and Chief Financial Officer

Fremont, CA, December 11, 2012 – Exar Corporation (Nasdaq: EXAR), a leading supplier of high performance analog mixed-signal components and data management solutions, today announced that Ryan A. Benton will join the Company as Senior Vice President and Chief Financial Officer on December 13, 2012. Mr. Benton replaces Kevin S. Bauer who has served as the Company’s Senior Vice President and Chief Financial Officer since June 23, 2009.

Louis DiNardo, Exar’s president and CEO, commented, “Our team has demonstrated a successful return to profitability and growth in fiscal 2013. In the June, 2012 quarter we achieved 5% growth in revenue followed by 5% growth in the September quarter. Non-GAAP EPS in fiscal 2013 first quarter was $0.03 and $0.06 in the second quarter.”

“Ryan brings exemplary technical and analytical skills to Exar. As we enter the next phase of our plan to further increase shareholder value Ryan will play a central role in analyzing our market selection, product development and capital allocation decisions. Ryan is committed to helping us execute on our plan. We are pleased to have him join our organization,” concluded Mr. DiNardo.

“Exar has achieved dramatic results recently. The Company has a large and diverse account base in Networking and Storage, Industrial and Embedded Systems and Communications Infrastructure. These are strong markets that support profitable growth and provide opportunities for appreciation in shareholder value; especially for an innovative solution provider such as Exar. I am excited to be joining the Exar team,” commented Mr. Benton.

Mr. Benton most recently served as Chief Financial Officer of SynapSense Corporation located in Folsom, California, a private venture backed company serving the Data Center Infrastructure Management market. Prior to SynapSense Mr. Benton was Chief Financial Officer of SoloPower, Inc. a thin film CIGS photovoltaic provider located in San Jose, California. Mr. Benton served as a financial consultant for ASM International NV (Nasdaq: ASMI), a semiconductor capital equipment company located in Phoenix, Arizona, where he supported acquisitions and integration process. He was Chief Financial Officer for PB Unlimited, an advertising specialty manufacturer located in Dallas, Texas. Also, he served as corporate controller at eFunds (Nasdaq: EFD), a public company providing information technology solutions for the financial service industry located in Scottsdale, Arizona. Mr. Benton received his B.A. from the University of Texas.

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About Exar

Exar Corporation designs, develops and markets high performance, analog mixed-signal integrated circuits and advanced sub-system solutions for data communication, networking, storage, consumer, and industrial applications. Exar’s product portfolio includes power management and connectivity components, communications products, and network security and storage optimization solutions. Exar has locations worldwide providing real-time customer support. For more information about Exar, visit http://www.exar.com.

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